AGREEMENT

This Agreement, entered into this 18th day of June, 2009, by and between Protein Polymer Technologies, Inc., a corporation of Delaware, having a principal place of business at 11494 Sorrento Valley Road, San Diego, CA 92121 (hereinafter "PPTI"), and Sanyo Chemical Industries, Ltd., a corporation of Japan, having its principal place of business at 11-1 Ikkyo Nomoto-cho, Higashiyama-ku, Kyoto 605-0995, Japan (hereinafter "Sanyo");

Recitals

1. PPTI has developed certain technology, know-how and intellectual property relating to recombinant, repetitive unit proteins and peptides and is willing to license said technology, know-how and intellectual property to Sanyo;

2. Sanyo desires to obtain a non-exclusive license to said technology, know- how and intellectual property relating to recombinant, repetitive unit proteins and peptides from PPTI;

3. PPTI and Sanyo have entered into a previous Agreement dated 18 February, 2000 for the exclusive licensee under certain other patent rights, and a non-exclusive licensee under other patent rights relating to the manufacture, use and sale of Proteinaceous Polymers effective in promoting cell culture, and of Coated Products;

4. NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following definitions:

1.1 "Additional Restricted Application Fields" shall mean the research, development, production and/or sale of products or processes for medical applications subject to regulation in the United States under the Food, Drug and Cosmetics Act, any amendments or updates thereto (Health Care Field) outside of the PPTI Prospective Development Fields and incorporating PPTI IP subject to exclusive (even as to Sanyo) licenses granted by PPTI to third parties after the Effective Date of this Agreement, as set forth in Exhibit 1.1. From time to time, the list of Additional Restricted Application Fields shall be amended as provided for in this Agreement and the amended Exhibit 1.1 shall then be considered an amendment to this Agreement.

1.2 “Application Products" shall mean products developed, created, produced and sold by Sanyo using or incorporating the Licensed Products. Such Application Products may further be comprised, either in whole or in part, by the Licensed Products.

1.3 “Confidential Information" shall mean all information of either party related to Licensed Rights or a Licensed Product or otherwise designated as confidential by the disclosing party ("Discloser") which the Discloser provides to the other party ("Recipient") in accordance with the terms of this Agreement, in writing and designated as confidential or, if originally disclosed orally or otherwise, is reduced to writing marked as confidential and provided to the Recipient within thirty (30) days of the disclosure.

1.4 “Current Restricted Application Fields" shall mean the research, development, production and/or sale of products or processes incorporating PPTI IP subject to pre-existing rights or licenses as specified in Exhibit 1.4 attached hereto.

1.5 “Effective Date" shall be the date first written hereinabove.

1.6 “Health Care Field” shall have the meaning set forth in Article 1.14.

1.7 “Licensed PPTI Cell Lines” shall mean the cell lines as specified in Exhibit 1.7 attached hereto covered by the PPTI Intellectual Property.

1.8 "Licensed Products" shall mean silk-elastin proteins or other polymers produced using the PPTI Intellectual Property including, but not limited to, polymers produced from the Licensed PPTI Cell Lines.

1.9 "PPTI Intellectual Property" or "PPTI IP" means any and all patented inventions, unpatented inventions, discoveries, trade secrets, technology, improvements, know-how and technical or business information, whether copyrighted, copyrightable or not, together with all data, formulas, products, devices, methods, processes, reagents, materials, compositions, samples, and unpatented procedures. PPTI Patent Rights are included within PPTI IP and are specified in Exhibit 1.9, which may be updated from time to time during the term of this Agreement.

1.10 "PPTI Patent Rights" shall mean PPTI's rights under patents issued to PPTI.

1.11 “PPTI Prospective Development Fields” shall mean the areas specified in Exhibit 1.11 and which are the subject of current or future interest to PPTI for research, development, production and/or sale of products or processes incorporating PPTI IP. From time to time, the list of PPTI Prospective Development Fields shall be amended as provided for in this Agreement and the amended Exhibit 1.11 shall then be considered an amendment to this Agreement.

1.12 “Product Royalties” shall have the meaning set forth in Article 7.3.

PPTI ______ Sanyo______

1.13 “Sanyo Exclusive Field” shall mean the field of an exclusive license granted to Sanyo by PPTI pursuant to this Agreement.

1.14 "Sanyo Fields" shall mean the use of a Licensed Product or Application Product in the following: (i) production or processing of diagnostics; (ii) medical applications including but not limited to the Sanyo Prospective Development Fields and which are not subject to approval for marketing by any regulatory authority; (iii) medical applications including but not limited to the Sanyo Prospective Development Fields and which are subject to approval for marketing by any regulatory authority (“Health Care Field”).

1.15 “Sanyo Prospective Development Fields” shall mean the areas within the Health Care Field and specified in Exhibit 1.15 and which are the subject of current or future interest to Sanyo for research, development, production and/or sale of products or processes incorporating PPTI IP. From time to time, the list of Sanyo Prospective Development Fields shall be amended as provided for in this Agreement and the amended Exhibit 1.15 shall then be considered an amendment to this Agreement.

1.16 “Third Party Rights” shall have the meaning set forth in Article 11.1.

ARTICLE 2: LICENSE GRANT

2.1 PPTI grants to Sanyo a non-exclusive, world-wide license to the PPTI IP to make, have made, and use Licensed Products within the Sanyo Fields for the ultimate purpose of producing, selling, offering for sale, importing and/or exporting Application Products within the Sanyo Fields.

2.1.1 The rights granted under Article 2.1 hereof shall not include the right to grant sublicenses, notwithstanding the right to pass on to customers, distributors and ultimate users the right to use any Application Product sold by Sanyo within the Sanyo Field.

2.2 Notwithstanding the above provisions of Article 2.1, Sanyo shall not have the right to make, have made, use, sell, offer for sale, import or export Licensed Products or Application Products within the Current Restricted Application Fields or Additional Restricted Application Fields.

2.3 Nothing in this Agreement shall restrict PPTI’s right to grant licenses to the PPTI IP or Licensed PPTI Cell Lines to any third parties on either an exclusive or non-exclusive basis (i) outside the Sanyo Fields, (ii) within the Current Restricted Application Field, (iii) within the PPTI Prospective Development Fields except as such right may be restricted pursuant to Article 2.3.1, or (iv) in the future as defined by agreements pursuant to Articles 2.3.4 or 2.7 defining any Additional Restricted Application Fields.

2.3.1 However, at any time during the term of the Agreement, if Sanyo should declare its intention, in writing and in a degree of detail reasonably

satisfactory to PPTI, to create an Application Product within either the PPTI Prospective Development Fields or the Sanyo Prospective Development Fields, PPTI shall not thereafter grant a license to a third party whose terms would bar Sanyo from manufacturing, using, or selling such Application Product. For the avoidance of doubt, PPTI shall have no obligation under this Agreement to inform Sanyo prior to granting any licenses to a third party in the PPTI Prospective Development Fields.

2.3.2 If Sanyo declares its intention to create an Application Product pursuant to Article 2.3.1, then Sanyo will provide PPTI with written development and commercialization reports on no less than an annual basis and in sufficient detail to demonstrate to PPTI's reasonable satisfaction that Sanyo is actively pursuing such development and commercialization.

2.3.3 Any such Application Product declared under Article 2.3.1 shall be subject to the royalty obligations of Article 7.3.1. If Sanyo fails to pay Product Royalties to PPTI for the sale of an Application Product pursuant to Sanyo's declared intention under Article 2.3.1 within three (3) years of such declaration if such Application Product is not within the Health Care Field, and within five (5) years of such declaration if such Application Product is within the Health Care Field, then PPTI shall no longer be subject to the restrictions of Article 2.3.1 with respect to such Application Product, with the proviso that Sanyo shall be granted an annual extension to such three (3) year and five (5) year period upon payment of an annual fee to PPTI prior to the expiration of such period and in an amount which shall be subject to good faith and timely negotiation between the parties.

2.3.4 In the absence of a declared intention within the PPTI Prospective Development Fields by Sanyo pursuant to Article 2.3.2, then PPTI shall have the right to grant an exclusive (exclusive even as to Sanyo) license to a third party in the PPTI Prospective Development Fields pursuant to Article 2.3, and if so granted PPTI shall amend Exhibit 1.11 and list the field of such exclusive license as an Additional Restricted Application Field.

2.3.5 Notwithstanding the above, PPTI shall refrain, for a period of two (2) years after the Effective Date of this Agreement, from entering into negotiations which could ultimately result in a license grant from PPTI to a third party within the Sanyo Prospective Development Fields without the express written consent of Sanyo.

2.4 At any time during this Agreement Sanyo shall have the option to negotiate an exclusive license within the Sanyo Fields (but not within the Current Restricted Application Fields or Additional Restricted Application Fields) and thereby define a Sanyo Exclusive Field, with PPTI defining the terms and conditions of such separate exclusive license to the PPTI IP; provided, however,

PPTI ______ Sanyo______

2.4.1 that the compensation paid to PPTI for such exclusive license shall include an additional, to be negotiated, up-front license fee and the Product Royalties set forth in Article 7.3.1 shall be reviewed and revised as appropriate;

2.4.2 that if PPTI has previously granted a non-exclusive license to a third party for such field within the Sanyo Fields, then Sanyo's right to request to define a Sanyo Exclusive Field shall be forfeited; and

2.4.3 that PPTI and Sanyo each separately agree that any negotiation for a Sanyo Exclusive Field shall be conducted in good faith.

2.5 Notwithstanding the above, PPTI shall at all times have the right to freely use the PPTI IP and PPTI Licensed Cell Lines subject only to the limits of any Sanyo Exclusive Fields.

2.6 During the term of this Agreement and no less than on a quarterly basis for each year:

2.6.1 PPTI will inform Sanyo of its efforts to license technology and possibly create an Additional Restricted Application Field, subject to any obligations to third parties regarding protection of confidential information; and

2.6.2 Sanyo will inform PPTI of its efforts to develop Application Products for the Sanyo Prospective Development Fields so that the parties may negotiate in good faith to further refine the scope of the Sanyo Prospective Development Fields by amending Exhibit 1.15 and consequently expand the scope of the PPTI Prospective Development Fields by amending Exhibit 1.11.

2.7 During the term of this Agreement, and subject first to the provisions of Article 2.3 and the sub-articles thereto, PPTI shall offer a right of first refusal to Sanyo to establish a Sanyo Exclusive Field before establishing an Additional Restricted Application Field, said Sanyo Exclusive Field to be equivalent to an Additional Restricted Application Field, by (i) commencing, either solely or in collaboration with a third party, the development, manufacture, use and sale of product(s) for any use within the Sanyo Fields (but not within the PPTI Prospective Development Fields), or (ii) licensing the PPTI IP to a third party on an exclusive basis for any use within the Sanyo Fields (but not within the PPTI Prospective Development Fields).

2.7.1.a In the case of Article 2.7 (i) PPTI shall provide Sanyo with a written offer that shall include, at a minimum a description of the proposed product and applications and such other information as may be reasonably available and may be necessary for Sanyo to evaluate such product opportunity, subject to

any obligations to third parties regarding protection of confidential information.

2.7.1.b In the case of Article 2.7 (ii) PPTI shall provide Sanyo with a written offer including but not limited to, (1) a description of the proposed product and application; (2) the proposed license or collaboration structure with respect to such product and applications; and (3) any other applicable material terms or conditions, subject to any obligations to third parties regarding protection of confidential information.

2.7.1.c Sanyo shall notify PPTI within [redacted] of its interest to negotiate a separate agreement with PPTI related to rights as anticipated in Article 2.7 to be granted by PPTI to the third party above. If Sanyo has expressed interest within [redacted], then PPTI and Sanyo shall negotiate in good faith for the rights anticipated in Article 2.7 to be granted by PPTI to the third party. If Sanyo and PPTI do not come to a written agreement regarding such rights [redacted]s thereafter, then Sanyo may accept the terms offered to the third party under 2.7 above. If Sanyo and PPTI do not agree on terms and Sanyo does not exercise its right to accept the terms offered to the third party [redacted] day period, then PPTI shall have unfettered rights under this Agreement to enter into the exclusive license (exclusive even as to Sanyo) anticipated in Article 2.7 and previously offered to Sanyo.

2.7.1.d Failure by Sanyo to respond to PPTII within the time period outlined in Article 2.7.1.c shall be considered a decision by Sanyo not to exercise its rights under Article 2.7, and then PPTI shall have unfettered rights under this Agreement to enter into the exclusive license (exclusive even as to Sanyo) anticipated in Article 2.7 and previously offered to Sanyo.

2.7.1.e In the event that Sanyo elects not to exercise its rights under Article 2.7 and PPTI subsequently concludes an exclusive license with a third party, the field of use under the new third party license shall be listed in Exhibit 1.1 in order to specify the Additional Restricted Application Fields.

ARTICLE 3: TRADEMARK USE

3.1 PPTI agrees to grant Sanyo the right to use PPTI's trademarks. Furthermore, PPTI agrees that Sanyo may create and exclusively use its own trademarks for its sale of Application Products.

ARTICLE 4: LICENSED CELL LINE TECHNOLOGY TRANSFER

4.1 Within thirty (30) days after the Effective Date, PPTI and Sanyo shall review the Licensed PPTI Cell Lines cell lines maintained by PPTI. For the avoidance of doubt, no cell lines other than Licensed PPTI Cell Lines shall be available to Sanyo for review, transfer, or license under this Agreement.

4.2 Within sixty (60) days after the Effective Date, and at any time within one (1) year after the Effective Date upon request and with reasonable notice to PPTI, PPTI shall deliver to Sanyo sufficient quantities of selected individual cells lines belonging to the Licensed PPTI Cell Lines maintained by PPTI to enable Sanyo to establish such Licensed PPTI Cell Lines. Furthermore, PPTI shall transfer to Sanyo on a non-exclusive basis all information and rights to PPTI IP necessary to the establishment of the Licensed PPTI Cell Lines and the production of the Licensed Products pursuant to this Agreement.

4.3 As further consideration for the payments by Sanyo to PPTI set forth in Article 7.1, for the one (1) year period beginning on the Effective Date, PPTI agrees to maintain a stock of Licensed PPTI Cell Lines delivered under Article 4.2, and provide additional quantities of such Licensed PPTI Cell Lines to Sanyo within thirty (30) days of Sanyo's written request in order to ensure that Sanyo is enabled to establish the Licensed PPTI Cell Lines according to the PPTI IP. Sanyo shall pay PPTI for all reasonable costs incurred by PPTI in delivering additional quantities of such Licensed PPTI Cell Lines to Sanyo pursuant to this Article 4.3. After the expiration of said one (1) year period beginning on the Effective Date, PPTI shall have no further obligation to maintain, or to supply to Sanyo, the Licensed PPTI Cell Lines except as may be agreed to between the parties pursuant to Article 4.5.

4.4 If at any time during the period three (3) years after the Effective Date PPTI elects not to maintain a particular Licensed PPTI Cell Line, PPTI will notify Sanyo ninety (90) days prior to the discontinuation of said Licensed PPTI Cell Line. Sanyo may, at its sole discretion, choose to maintain such particular Licensed PPTI Cell Line at Sanyo's facilities and at Sanyo's cost and expense.

4.5 PPTI may, in response to a written request from Sanyo and subject to commercially reasonable efforts after consultation with Sanyo, provide additional quantities of the Licensed PPTI Cell Lines to Sanyo beyond one (1) year after the Effective Date and during the subsequent remaining term of the Agreement. In the event PPTI complies with such request, Sanyo shall pay PPTI for all reasonable costs incurred by PPTI in preparing or delivering additional quantities of Licensed PPTI Cell Lines to Sanyo pursuant to this Article 4.5.

ARTICLE 5: TECHNOLOGY TRANSFER AND SERVICES

5.1 As futher consideration for the payment by Sanyo to PPTI set forth in Article 7.1, within sixty (60) days after the Effective Date, PPTI will delegate PPTI personnel, [redacted]

[redacted] to visit Japan for no more than 10 business days each (for an aggregate of twenty (20) person-days) to execute Technology Transfer, such visits to be independent or concurrent as agreed by PPTI and Sanyo. Sanyo may request, upon reasonable advance notice, additional business days of PPTI personnel for Technology Transfer, provided that Sanyo pays to PPTI [redacted] per person-day for each day of consulting, including travel days, beyond an aggregate of twenty (20) person-days.

5.2 From time to time and for a period of three years after the Effective Date, Sanyo may request that PPTI personnel, including [redacted] unless otherwise agreed, visit Japan for consulting including technical discussions ("Japan Technology Service"). Sanyo will pay PPTI [redacted] per person-day for each day of consulting, including travel days.

5.3 With respect to PPTI personnel's visits to Japan as set forth in Articles 5.1 and 5.2, reasonable expenses incurred by PPTI in Japan during said Technology Transfer or Japan Technology Service, including roundtrip travel to Japan shall be borne by Sanyo. Notwithstanding the above, airfare for such roundtrip travel to Japan shall be reimbursed subject to a limit of [redacted] per person. Travel to Japan may be scheduled to provide a reasonable period of rest, not to exceed three days, prior to the start of the Technology Transfer or Japan Technology Services.

5.4 From time to time during the three year period after the Effective Date, Sanyo may request to visit PPTI for technical discussions, including, but not limited to, discussions related to potential uses of silk-elastin polymers and potential customers for said polymers. Upon request by Sanyo, PPTI will use reasonable commercial efforts to introduce Sanyo personnel to technical and commercial contacts in the United States.

5.5 Within thirty (30) days after the Effective Date, PPTI shall deliver to Sanyo the information in PPTI's possession with respect to Japanese customers of the Licensed Products and their use of the Licensed Products, subject to any obligations to third parties regarding protection of confidential information.

ARTICLE 6: MATERIAL SUPPLY

At any time during this Agreement, PPTI may request of Sanyo to manufacture on behalf of PPTI a Licensed Product for use or sale by PPTI. Sanyo, in its sole discretion, may elect to manufacture and sell such Licensed Product to PPTI on terms to be separately agreed by Sanyo and PPTI.

ARTICLE 7: COMPENSATION

7.1 As compensation for the rights granted by PPTI to Sanyo under Article 2 hereof, the trademark rights granted under Article 3 hereof and the technology transferred under

Articles 4 and 5 hereof, Sanyo shall pay to PPTI the sum of [redacted] as follows:

7.1.1 [redacted] immediately upon execution of this Agreement; and

7.1.2 [redacted] on each of the 1st, 2nd, and 3 anniversaries of the Effective Date.

7.2 PPTI shall have the right to terminate with immediate effect all the licenses granted hereunder in the event that Sanyo fails to timely pay the amounts specified in Article 7.1 according to the payment schedule set forth in the sub-articles thereto, subject to PPTI providing notice to Sanyo of such license termination followed by a period of thirty (30) days for Sanyo to cure any such failure to pay.

7.3 As further compensation for the rights granted by PPTI to Sanyo under Article 2 hereof, the trademarks granted under Article 3 hereof and the technology transferred under Articles 4 and 5 hereof, Sanyo shall pay to PPTI a royalty on Net Sales of Application Products, if any ("Product Royalties"). All financial accounting and reporting with respect to Net Sales shall be done consistent with the then current International Financial Reporting Standards.

7.3.1 Product Royalties shall be [redacted] of Net Sales.

7.3.1.a "Net Sales" shall mean the amount billed for Application Products to any third party less (i) sales tax and duties, (ii) trade discounts, rebates, (iii) packaging and transport, (iv) returns, and (v) any agent or brokerage commissions included in the amount billed.

7.3.2 Sanyo shall submit quarterly reports detailing Product Royalties owed to PPTI pursuant to this Agreement within thirty (30) days of the end of each quarter during which any such Product Royalties have accrued.

7.3.3 Sanyo shall pay by wire transfer to PPTI the applicable Product Royalties within thirty (30) days of the end of the said quarter due under Article 7.3.1 in either Japanese Yen or in U.S. dollars converted with the period average rate (TTS) available at a first class bank in Japan to a bank account designated by PPT by wire transfer. The transfer shall be made in Japanese Yen unless otherwise notified by PPTI within five (5) days after receipt of notice from Sanyo that a wire transfer of funds is planned.

7.3.4 The Parties shall keep books and records sufficient to verify the accuracy and completeness of the Product Royalty payments referred to above. Such books and records shall be preserved for a period of (3) three years after they are created, both during and after the Term of this Agreement. Any such review may be performed by the Parties or their designated accountants and/or attorneys or any other mutually acceptable third party, upon ten (10) business days notice to the other Party and during the other Party's regular

business hours and shall be limited to such books and records as relate to the calculation of Product Royalties. If a payment deficiency is determined, the Party who made any such deficient payments shall pay the Product Royalty deficiency outstanding within ten (10) days of receiving written notice thereof. The costs of such an audit shall be borne exclusively by the Party initiating the audit unless the audit discloses an underpayment by the other Party of [redacted] or more, in which case the costs of the audit shall be borne by the Party making the underpayment.

[redacted]

[redacted]

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9.1 PPTI represents and warrants that it is the owner of all right, title and interest in and to PPTI IP and Licensed PPTI Cell Lines, with the exception of the security and other agreements between PPTI and Matthew Szulik, a PPTI shareholder, which are attached as Exhibit 9.1.

9.1.1 PPTI hereby further represents and warrants that there is no other security or similar kinds of agreement between PPTI and any party.

9.1.2 PPTI hereby further warrants and represents that it will notify Sanyo of the occurrence of an Operative Event, as that term is defined in the Patent Rights Retention Agreement included in the attached Exhibit 9.1.

9.2 PPTI further represents and warrants that to its knowledge it has the requisite right and authority to grant the rights and licenses provided for in this Agreement and that to its knowledge the grant of such rights and licenses does not violate any right of any third party whether vested, unvested or inchoate.

9.3 PPTI represents and warrants that PPTI IP transferred pursuant to Article 4 and Article 5 hereof is current, accurate, and sufficient in detail and content to reasonably allow Sanyo to grow Licensed PPTI Cell Lines and manufacture Licensed Products.

9.4 The Parties represent and warrant that they have taken and will continue to take during the term of this Agreement all reasonable security measures to protect the secrecy, confidentiality and value of the PPTI IP to the extent that this is feasible and consistent with their own R & D, commercialization, marketing and selling of products and technology and instructing customers in appropriate uses thereof.

9.5 The Parties represent and warrant, to the best of their knowledge, that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated under this Agreement either requires them to obtain any permits, authorizations or consents under current law from any governmental authority or, to their knowledge, from any third party or results in the breach of or gives rise to a cause for termination of any agreement or contract to which they are a party or by which they are bound.

9.6 PPTI represents and warrants that, as of the Effective Date, and to the best of its knowledge, neither the manufacture, use, nor sale of any Licensed Product within the scope of PPTI Patent Rights will breach any confidential relationship or violate any contractual right of any third party.

9.7 PPTI hereby agrees that it will cooperate as reasonably necessary upon request by Sanyo to (i) prepare and execute documents confirming the license of PPTI IP granted by PPTI to Sanyo hereunder in appropriate form for recordation in patent offices or other governmental agencies of countries in which PPTI IP is issued or pending, and (ii) secure the agreement of Matthew Szulik to Sanyo's rights under the Patent Rights Retention Agreement included in the attached Exhibit 9.1.

ARTICLE 10: CONFIDENTIALITY

10.1 Sanyo shall treat information comprising PPTI IP as confidential. Sanyo shall not use PPTI IP outside the Sanyo Fields, and shall not disclose PPTI IP to others during the term of this Agreement. Notwithstanding the above, Sanyo may, at its discretion but subject to PPTI's written permission which may not be unreasonably denied, disclose PPTI IP to customers, distributors and end users of Application Products solely to the extent necessary and solely for use thereof in the Sanyo Fields. Further notwithstanding the above, during the term of this Agreement Sanyo may disclose PPTI IP solely for the purpose of manufacturing Application Product to Sanyo manufacturing sublicensees who shall agree in writing to maintain the PPTI IP in confidence and not disclose it either during or after the term of this Agreement.

10.2 Subject to the provisions of Article 10.3, any technical or business information disclosed in confidence to either Party shall be considered as "Confidential Information." Neither Party shall use Confidential Information for any purpose other than the purpose of this Agreement or disclose it to others during the term of this Agreement without the express written consent of the other Party.

10.3 The provisions of Articles 10.1 and 10.2 shall not apply to any disclosure or use by the receiving party of information:

(a) known to the receiving party prior to disclosure thereto by the disclosing party, as evidenced by the receiving party's written records;

(b) that is now in the public domain, or which hereafter comes into the public domain, without fault of the receiving party;

(c) that is at any time lawfully disclosed to the receiving party from a third party without violation of any obligation to the disclosing party hereunder, and without restriction on the further disclosure or use of the information running in favor of such disclosing party;

(d) that is developed by the receiving party without reference to the information as received from the disclosing party;

(e) that it is necessary for either party to disclose in connection with the filing of any patent application;

(f) that a regulatory agency requires Sanyo to disclose in connection with an application for regulatory approval of an application, use, or process for manufacture of an Application Product ;

(g) that either party is required to disclose by court order; or

(h) is requested by a treating physician or other health professional in the event that a medical emergency arises that is associated with the handling or exposure to an Application Product or a Licensed Product or any precursor thereof, and the physician or other health professional determines that a medical or occupational health need exists for such information in order to administer appropriate emergency or first-aid treatment.

No combination or compilation of information shall qualify under any of the exceptions of this Article 10.3 merely because it is constituted of plural elements of information which qualify under one or more of such exceptions, even though all of such elements of information do so qualify, unless the combination or compilation is fully set forth in a single document meeting at least one of such exceptions.

ARTICLE 11: INFRINGEMENT OF THIRD PARTY RIGHTS

11.1 PPTI represents and warrants that as of the Effective Date it has no knowledge of any claim by any third party that the practice of the PPTI Patent Rights infringe any patent, copyright or other intellectual property or proprietary right of any third party ("Third Party Rights").

11.2 Sanyo represents and warrants that as of the Effective Date it has no knowledge of any claim by any third party that the practice of the PPTI Patent Rights infringe Third Party Rights.

11.3 Both PPT and Sanyo will keep each other informed of any potential infringement of Third Party Rights that may pertain to this Agreement so as to avoid infringement of such rights.

11.4 In the event of the institution of any suit against Sanyo alleging that Sanyo's making, having made, or using of a Licensed Product, or the selling, offering for sale, or importing of an Application Product, shall infringe Third Party Rights or shall become the subject of claim for infringement of Third Party Rights, Sanyo shall promptly notify PPT I of such alleged infringement. Upon such notice PPTI shall:

11.4.1 Reasonably co-operate with Sanyo in the defense of such claim for infringement as and when needed, reasonable costs associated herewith to be covered by PPTI.

11.4.2 Upon request of Sanyo, and at PPTI's discretion, make commercially reasonable efforts to provide Sanyo with reasonable technical support required or necessary to provide an alternative form of Licensed Product which may avoid any such claim for infringement, such support to be supplied at no charge to Sanyo.

11.4.3 Have the right to participate and to be represented by its own counsel at its own expense in any legal proceeding in connection with such claim for infringement.

11.5 If, resulting from the settlement of any such claim for infringement, Sanyo is required to obtain a license under a patent or patents of a third party to practice the license granted by PPTI hereunder, Sanyo shall have the right to have all the royalty payable to such third party covered by PPTI, but only to the extent of the amount that PPTI then receives on a current basis from Sanyo as Product Royalties.

ARTICLE 12: FURTHER INDEMNITIES

12.1 PPTI shall indemnify, defend, and hold Sanyo harmless from and against any and all loss, claims, suits, proceedings, expenses, recoveries, and damages, including costs and attorneys fees arising out of, based on, or caused by breach of any of the warranties of Article 9 hereof.

12.2 Sanyo shall indemnify, defend, and hold PPTI harmless from and against any and all loss, claims, suits, proceedings, expenses, recoveries, and damages, including costs and reasonable attorneys fees arising out of, based on, or caused by breach of any of the warranties of Article 9 hereof.

ARTICLE 13: TERM AND TERMINATION

13.1 This Agreement shall remain in effect until the expiration of the last to expire of the patents comprised by the PPTI Patent Rights under which Sanyo is manufacturing, using, or selling Licensed Product or Application Product.

13.2 If the Agreement terminates according to Article 13.1, Sanyo shall retain the right to practice the PPTI IP.

ARTICLE 14: ASSIGNABILITY

This Agreement shall be assignable by either Party to any third party in connection with the sale or transfer of the entire business to which this Agreement relates provided that such third party agrees in writing to be bound by this Agreement and by all of its terms and conditions..

ARTICLE 15: NOTICES

Any notice or report or other communication permitted or required under this Agreement shall be in writing and sent by certified mail, express mail, postage prepaid, return receipt requested, or by commercial delivery service, addressed to the party to whom the notice is to be given. All notices, reports or other communications made hereunder shall be deemed to have been made five days after the date postmarked, if sent by mail, or two business days after deposit if sent by commercial delivery service. Changes in address shall be accomplished by a notice in compliance with this Article 15. The current address for each party is as follows:

Protein Polymer Technologies, Inc.
11494 Sorrento Valley Road
San Diego, CA 92121
Attention:
James B. McCarthy
Chief Executive Officer

Sanyo Chemical Industries, Ltd.
11-1 Ikkyo Nomoto-cho, Higashiyama-ku, Kyoto,
Japan 605-0995
Attention:
Sho Takeuchi
Legal Affairs Dept.

ARTICLE 16: MISCELLANEOUS

16.1 Subject to applicable legal and regulatory requirements, all news releases, public announcements, presentations or other publicity concerning this Agreement, or data produced under this Agreement, shall be subject to the written approval of each of the Parties prior to release, such approval not to be unreasonably withheld.

16.2 No delay, omission or failure by a Party to exercise any right or remedy provided for in this Agreement shall be deemed to be a waiver of such right or remedy. Any waiver by a Party of any violation of, breach of or default under any provision of this Agreement by the other Party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

16.3 If any provision of this Agreement is held void or unenforceable under any applicable law, all other provisions shall nevertheless continue in full force and effect.

16.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions.

16.5 If a dispute arises out of or relates to this Agreement or a breach thereof, the complaining party shall provide detailed written notice to the other party of the nature of the dispute. The parties shall then negotiate in good faith to resolve such dispute through informal negotiation between senior executives of each party. Those discussions must include at least one meeting by telephone conference or in-person between the parties designed to resolve the dispute. If such dispute is not resolved through such negotiations within sixty (60) days after a party's written notice of the dispute to the other party, then the parties agree to submit the dispute to binding arbitration for resolution pursuant to Article 16.6, provided that, nothing herein shall prevent either party from instituting judicial proceedings at any time in order to avoid the expiration of any applicable limitations period or to seek a preliminary injunction or other temporary injunctive relief to avoid irreparable injury or preserve the status quo, or to protect its rights in PPTI IP or Confidential Information.

16.6 Any disputes hereunder will be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of arbitrators appointed according to the Rules, with such arbitration being held in Zurich, Switzerland. Each Party shall bear its own costs for the arbitration. Notwithstanding the above, either Party may seek injunctive relief.

16.7 No revision, modification or amendment in the terms and conditions contained herein shall become effective unless agreed upon in writing by the Parties.

16.8 Sanyo shall have the right to mark any or all Application Products and Licensed Products with the issued patent numbers applicable thereto.

16.9 This Agreement represents the entire understanding between the parties as of the Effective Date with respect to the subject matter hereof, and supersedes all prior

agreements, negotiations, understandings, representations, statements, and writings, between the parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and specifically referring to this Agreement and duly executed by each of the parties hereto. For the avoidance of doubt, this Agreement does not supercede that certain agreement between Sanyo Chemical Industries, Ltd. and Protein Polymer Technologies, Inc. dated February 18, 2000, which shall remain in full force and effect according to its terms.

16.10 Except with respect to payment obligations, neither of the Parties shall be held liable to the other Party to perform its obligations where such performance is prevented or interfered with by riots, war or hostilities between any nation, acts of God, fire, storm, flood, earthquake, strikes, labor disputes, shortage or delay of carriers, shortage or curtailment of raw materials, labor power or other utility services, any governmental restrictions, and other similar or dissimilar contingencies beyond its reasonable control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first written above.

SANYO CHEMICAL INDUSTRIES, LTD.
/s/ FUSAYOSHI MASUDA

By: ________________________
Fusayoshi Masuda
Representative Director and Executive Vice President

PROTEIN POLYMER
TECHNOLOGIES, INC.
/s/ JAMES McCARTHY

By: ________________________
James B. McCarthy
Chief Executive Officer

PPTI ______ Sanyo______